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                                                                     Exhibit 4.2

                                UROLOGIX, INC.

                          RESTRICTED STOCK AGREEMENT

     This Restricted Stock Agreement ("Agreement") is made as of the 4/th/ day of January, 1999, between Urologix, Inc. (the "Company"), a Minnesota corporation, and Michael M. Selzer, Jr., an employee of the Company ("Employee").

     WHEREAS, the Company desires to grant a restricted stock award to Employee.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Employee agree as follows:

     1.   Issuance of Restricted Stock.  Subject to the terms and conditions set
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forth in this Agreement, the Company grants, assigns, transfers, and delivers to the Employee, and Employee accepts from the Company, a total of 25,000 shares of the Company's $.01 par value Common Stock (the "Shares"), for no cash consideration. The Shares are subject to certain restrictions enumerated in
Section 2 of this Agreement for the duration of the period commencing on the date hereof and terminating on January 4, 2000 (the "Restricted Period"). The Shares will be evidenced by a certificate or certificates registered in the name of Employee and bearing an appropriate legend referring to the restrictions set forth in this Agreement. The Shares are being issued directly from the authorized but unissued stock of the Company and are not being issued pursuant to any existing stock plan of the Company.

     This Restricted Stock Agreement will be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). Any or all functions of the Committee specified in this Agreement may be exercised by the Board of Directors, unless this Agreement specifically states otherwise. The Committee has the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Shares as it may, from time-to-time, deem advisable; to interpret the terms and provisions of this Restricted Stock Agreement, and to otherwise supervise the administration of the Agreement. Except as set forth in this Agreement, the Committee may not amend, alter or terminate this Agreement without the written consent of Optionee. All decisions made by the Committee pursuant to this Agreement will be final and binding on all persons, including the Company and Employee.

     2.   Restricted Period.  The restrictions to which the Shares shall be
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subject during the Restricted Period are as follows:
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     (a)  During the Restricted Period,  none of the Shares may be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law.

     (b) If employment of Employee by the Company or any parent corporation or subsidiary terminates for any reason, except death or Disability (as defined below), at any time prior to the end of the Restricted Period, Employee shall forfeit to the Company, for no consideration, all Shares for which the Restricted Period has not lapsed.

     (c) If employment of the Employee by the Company or any parent corporation or subsidiary terminates for the reason of death or Disability (defined as permanent and total disability as determined by the Committee) at any time prior to the end of the Restricted Period, the restrictions for all Shares subject to this Agreement shall lapse with respect to the number of Shares determined by multiplying the total number of Shares by a fraction; the numerator of which is the number of complete months served as an employee of the Company, and the denominator of which is twelve. Any fractional Share will be rounded to the nearest whole number. All remaining Shares for which the Restricted Period has not lapsed will be forfeited to the Company.

     (d) If Employee remains an employee of the Company or any parent corporation or subsidiary on January 4, 2000, the Restricted Period for all of the Shares granted pursuant to this Agreement shall lapse and Employee will own the Shares free of all restrictions otherwise imposed by this Agreement.

     (e) Upon a Change of Control prior to the conclusion of the Restricted Period, the restrictions for all Shares subject to this Agreement shall lapse. For purposes of this Section 2(e), the term "Change of Control" means any of the following:

         (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities and is required to file a Schedule 13D under the Exchange Act; or

         (B) the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors. The term, "Incumbent Directors," shall mean those individuals who are members of the Board of Directors on August 13, 1997 and any individual who subsequently becomes a member of the Board

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             of Directors whose election or nomination for election by the
             Company's shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

         (C) all or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred and immediately thereafter, there is no substantial continuity of ownership with respect to the Company and the entity to which such assets have been transferred.

     3.   Deposit of Certificates.  Employee agrees that he will deposit with
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the Company the certificate or certificates representing the Shares, together with stock powers or other instruments of transfer appropriately endorsed in blank by him. This deposit will remain in effect with respect to the Shares until the Restricted Period has lapsed with respect to such Shares pursuant to
Section 2 of this Agreement.

     4.   Payment of Taxes and Withholding of Shares.  Employee shall, no later
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than the date as of which any part of the value of the Shares first becomes includible as compensation in the gross income of Employee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under this award shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Employee. Employee may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of Shares that would otherwise be deliverable to the Employee, or (ii) delivering to the Company from shares already owned by the Employee, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Employee under this paragraph. Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings.

     For purposes of this Section 4, "Fair Market Value" of a Share on any given date shall be determined by the Committee as follows: (i) if the Company's Common Stock is listed for trading on one of more national securities exchanges, or is traded on the Nasdaq Stock Market, the last reported sales price on the principal such exchange or the Nasdaq Stock Market on the date in question, or if such stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange or the Nasdaq Stock Market on the first day prior thereto on which such stock was so traded; or (ii) if the stock is not listed for trading on a national securities exchange or the Nasdaq Stock Market, but is traded in the over-the-counter market, including the Nasdaq Small Cap Market, the closing bid price for such stock on the date in question, or if there is no such bid price for such stock on such date, the closing bid price on the first day prior

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thereto on which such price existed; or (iii) if neither (i) or (ii) is applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.

     5.   Employment of Employee.  Nothing in this Agreement shall be construed
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as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or any parent corporation or subsidiary shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any parent corporation or subsidiary to terminate the employment of Employee at any time for any reason.

     6.   Changes in Capital Structure of the Corporation.  The grant of the
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Restricted Stock shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. The number of Shares held by Employee for which the Restricted Period has not lapsed shall be adjusted equitably by the Company, as if the Restricted Period had lapsed with respect to such Shares, in the event of (i) a subdivision or combination of the shares of capital stock of the Company, (ii) a dividend payable in shares of capital stock of the Company (iii) a reclassification of any shares of capital stock of Company, or (iv) any other change in the capital structure of the Company. Except as provided in Section 2(e), any additional Shares issued to the Employee as a result of any of the foregoing events shall continue to be subject to the terms of this Agreement to the same extent as the Shares giving rise to the right to receive such additional Shares.

     7.   Rights of Shareholder.  Subject to the terms and provisions of this
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Agreement, the Employee shall have all the rights of a shareholder of the
Company with respect to the Shares during the Restricted Period, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that Employee will not be entitled to vote the Shares or receive dividends with respect to record dates for such rights arising prior to the date of this Agreement or with respect to record dates occurring on or after the date, if any, on which Employee has forfeited the Shares.

     8.   Registration.  As promptly as practicable, the Company shall prepare,
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file and maintain with the Securities and Exchange Commission, an effective registration statement on Form S-8 (or, in the Company's sole discretion, on any appropriate comparable form under the Securities Act of 1933, as amended, as may then be available to the Company) relating to the resale of the Shares granted hereunder.

     9.   Burden and Benefit.  The terms and provisions of this Agreement shall
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be binding upon, and inure to the benefit of, the Employee and the Employee's executors or administrators, heirs, and personal and legal representatives.

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     10.  Modifications.  Any change in, or modification of this Agreement shall
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be valid only in writing and signed by the parties to this Agreement.

     11.  Entire Agreement; Governing Law; Notices.  This Agreement constitutes
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the entire agreement of the parties with respect to the subject matter of this
Restricted Stock Agreement and supersedes in its entirety all prior undertakings and agreements of the Company and Employee with respect to such subject matter, and may not be modified adversely to the Employee's interest except by means of a writing signed by the Company and Employee. This Agreement is governed by the internal substantive laws but not the choice of law rules of Minnesota. Notices required hereunder shall be given in person or by first class mail to the address of Employee shown on the records of the Company and to the Company at its executive office.

     12.  Invalid or Unenforceable Provisions.  The invalidity or
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unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if that invalid or unenforceable provision were omitted.

     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year first above written.



                                    UROLOGIX, INC. (the "Company")



                                    By:________________________________________
                                          Its:_________________________________



                                    /s/ Michael M. Selzer, Jr.
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                                    Michael M. Selzer, Jr. ("Employee")

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